EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FOR:                          MAF Bancorp, Inc.
55th Street & Holmes Avenue
Clarendon Hills, IL 60514

CONTACTS:            Jerry A. Weberling, Senior EVP
  and Chief Financial Officer
(630) 887-5999

Michael J. Janssen, EVP
(630) 986-7544

STOCKHOLDERS OF MAF BANCORP APPROVE MERGER
WITH NATIONAL CITY CORPORATION

Clarendon Hills, Illinois August 22, 2007 – MAF Bancorp, Inc. (NASDAQ:MAFB), the parent company of MidAmerica Bank, fsb, announced that at the meeting of stockholders held today, MAF stockholders adopted and approved the Company’s merger agreement with National City Corporation (NYSE: NCC).  MAF’s merger with National City was announced on May 1, 2007.

Under the terms of the merger agreement, MAF Bancorp stockholders will receive shares of National City common stock in a tax-free exchange.  Subject to adjustments in certain circumstances, the exchange ratio for each share of MAF Bancorp stock will be determined by dividing $56 by the average closing price of National City’s common stock for the 20 trading days immediately preceding Federal Reserve Board approval of the merger. The parties expect to close the transaction promptly after all of the conditions to the merger, including approval by the Federal Reserve Board, have been satisfied or waived.

MAF Bancorp is the parent company of MidAmerica Bank, a federally chartered stock savings bank.  MidAmerica Bank operates a network of 82 retail banking offices throughout Chicago and Milwaukee and their surrounding areas.  For more information about MAF Bancorp, visit the company's Web site at www.mafb.com.

National City Corporation (NYSE:NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company's Web site at www.nationalcity.com.

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